Exhibit 99.1


               Hexcel Reports 2003 Third Quarter Results

    STAMFORD, Conn.--(BUSINESS WIRE)--Oct. 20, 2003--Hexcel
Corporation (NYSE/PCX:HXL)
    Highlights:

    -- Net sales for quarter were $212.8 million, up 5.9% from Q3 last year.

    -- Net Loss for quarter $3.0 million compared to $3.6 million last year.

    -- Total debt, net of cash, reduced by $38.5 million to $458.4 million.

    -- Cash flow used to repurchase $11.7 million of long-term debt and retire $25.6 million of capital lease obligations.


                                            Unaudited     Unaudited
                                          ----------------------------
                                          Quarter Ended  Nine Months
                                                             Ended
                                              September      September
                                                  30,           30,
                                          ----------------------------
(In millions, except per share data)        2003   2002   2003   2002
----------------------------------------------------------------------

Net sales                                 $212.8 $201.0 $675.5 $644.3
Gross margin %                              18.6%  18.6%  19.7%  18.9%
Operating income                           $11.1  $15.1  $47.1  $47.9
Operating income %                           5.2%   7.5%   7.0%   7.4%
Other income (expense), net                 $0.4   $0.5  $(0.4) $10.3
Provision for income taxes (a)              $0.7   $3.2   $5.9   $8.8
Equity in losses of and write-down of
  an investment in affiliated companies    $(0.3) $(0.5) $(1.1) $(8.5)
Net loss                                   $(3.0) $(3.6) $(1.4) $(7.5)
Deemed preferred dividends and accretion   $(3.1)    $-  $(6.6)    $-
Net loss available to common shareholders  $(6.1) $(3.6) $(8.0) $(7.5)
Diluted net loss per common share         $(0.16)$(0.09)$(0.21)$(0.19)
----------------------------------------------------------------------
   (a) The Company's tax provision primarily reflects taxes on foreign income. The Company will continue to adjust its tax provision rate through the establishment, or release, of a non-cash valuation allowance attributable to currently generated U.S. net operating income (losses) until such time as the U.S. operations generate income in future years to utilize the net operating losses in full.

    October 20, 2003 - Hexcel Corporation (NYSE/PCX: HXL) today reported net sales for the third quarter, 2003 of $212.8 million as compared to $201.0 million for the 2002 third quarter. Had the same U.S. dollar, British pound and Euro exchange rates applied in the third quarter of 2003 as in the third quarter of 2002, revenues for the third quarter of 2003 would have been $6.7 million lower at $206.1 million.
    Gross margin for the third quarter of 2003 was $39.6 million compared with $37.3 million for the same period last year. In both periods, gross margin as a percentage of sales was 18.6%. Operating income for the third quarter of 2003 was $11.1 million as compared to $15.1 million for the same quarter last year. SG&A expenses of $22.9 million for the quarter were $0.9 million lower than the $23.8 million reported in each of the last three quarters, but $4.4 million higher ($3.6 million on a constant currency basis) than the abnormally low third quarter, 2002. Included in SG&A were $0.5 million in incremental expenses related to a work stoppage at our Kent, Washington facility during the quarter. R&T spending was $0.8 million higher in support of new products and new commercial aircraft qualification activities.
    Business consolidation and restructuring expenses for the quarter were $1.0 million compared to a net reversal of $0.1 million in the third quarter of 2002. Depreciation expense for the quarter at $12.3 million was $0.7 million higher than the third quarter of 2002 expense of $11.6 million, due to the changes in exchange rates and increased depreciation associated with certain of the Company's restructuring actions.
    During the 2003 third quarter, the Company recognized a $0.4 million gain on a real estate sale. In the third quarter 2002, reported results included a $0.5 million gain on early retirement of debt. These items are reported as other income (see Table D). Excluding these nonrecurring items and business consolidation and restructuring expenses, the Company's pretax loss for the third quarter of 2003 was $1.4 million, compared to a pretax loss of $0.5 million in the comparable 2002 quarter. The provision for income taxes was $0.7 million in the quarter compared to $3.2 million in the third quarter of 2002.
    Net loss for the quarter was $3.0 million compared to a net loss of $3.6 million for the same quarter of 2002. After reflecting deemed preferred dividends and accretion associated with our issuance in March 2003 of mandatorily redeemable convertible preferred stock, net loss attributable to common shareholders for the third quarter of 2003 was $6.1 million, or $0.16 per diluted common share, compared to a net loss of $3.6 million, or $0.09 per diluted common share, for the third quarter of 2002.

    Chief Executive Officer Comments

    Commenting on Hexcel's third quarter results, Mr. David E. Berges, Chairman, President and Chief Executive Officer, said, "In the quarter, we continued our success in generating cash and reducing debt. Total debt, net of cash, is down $38.5 million for the quarter to $458.4 million. We generated cash during the quarter through $25.7 million of asset sales and by delivering $16.8 million from operations. With this cash generated, we were able to retire $37.3 million of our term debt."
    Mr. Berges continued, "After adjusting for changes in foreign exchange rates, our revenues this quarter were approximately $5 million higher than last year which contributed to a $2.3 million increase in gross margin. While SG&A expenses and R&T spending are higher than the lows of the third quarter last year, they are in good control after considering the impact of the strengthening Euro, some increased spending in support of growth opportunities, and non-recurring costs associated with the work stoppage at our Kent facility. The Kent operation is now back in full operation with a new three year contract that provides significant productivity improvements. Our headcount as of September 30, 2003 is down to 4,095 employees, 2% lower than June 30, 2003 and 7.9% lower than a year ago helping to offset the cost pressures we have seen all year in such areas as energy, insurance and pension expense."
    Mr. Berges concluded, "We have now seen a number of quarters of relative stability in our commercial aerospace business and are pleased at the public indications from both Boeing and Airbus that suggest build rates in 2004 will be at a comparable level to this year. Hexcel's focus is now on building our positions on the next generation of commercial and military aircraft while seeking to exploit the growing applications for our products. While the fourth quarter can often reflect a period of customer inventory balancing, we are encouraged by the numerous external indications of an economic recovery, even in the electronics market."

    Revenue Trends

    The third quarter showed the usual seasonal reduction in revenues compared to the second quarter due to the European summer vacation period, which makes sequential trend comparisons less informative. Consolidated revenues for the quarter were 5.9% higher than the third quarter of 2002. Commercial aerospace and Industrial revenues were approximately the same as last year at equivalent foreign exchange rates. Space and Defense revenues increased $8.7 million year-on-year, reflecting higher aircraft production as well as non-recurring revenues associated with aircraft in development. Revenues from the Electronics market remained depressed.

    Debt and Convertible Preferred Stock

    Total debt, net of cash, decreased in the quarter by $38.5 million to $458.4 million as of September 30, 2003 (see Table E for details of the components of net debt). The cash inflow in the quarter resulted from exercising our previously disclosed option to sell the remaining interest in our Japanese electronics joint venture for $23.0 million, selling real estate for $2.7 million, and delivering $16.8 million from operations. Inventories at the end of the quarter were $5.0 million lower than June 30, 2003 and $5.9 million lower ($14.3 million lower at constant exchange rates) than September 30, 2002. Accounts receivable measured as days sales outstanding as of September 30, 2003 were comparable to the same quarter last year. The cash generated was used to repurchase $10.0 million principal amount of the Company's 9 3/4% Senior Subordinated Notes, due 2009, through open market transactions and $1.7 million principal amount of the Company's 7% Convertible Subordinated Notes, due 2011, meeting an annual sinking fund requirement. In addition, the Company retired a $25.6 million capital lease obligation. No material net gain or loss was recognized from these transactions. The retirement of the capital lease obligation reduces Hexcel's scheduled principal amortization of debt to about $2 million annually until 2008.
    Interest expense during the quarter was $13.5 million compared to $15.5 million in the third quarter of 2002, reflecting lower debt balances resulting from refinancing the Company's capital structure, asset sales, cash flow from operations and lower interest rates (see Table C for details of the components of interest expense).
    Deemed preferred dividends and accretion relating to the mandatorily redeemable convertible preferred stock were $3.1 million in the third quarter of 2003. A description of the accounting for these securities can be found in the Company's Form 8-K filed on April 7, 2003.

    Hexcel will host a conference call at 11:00 A.M. EDT, Tuesday, October 21, 2003 to discuss the third quarter results and respond to questions. The telephone number for the conference call is (913) 981-4900 and the confirmation code is 785559. The call will be simultaneously hosted on Hexcel's web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

    Hexcel Corporation is the leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics, and industrial applications.

    Disclaimer on Forward Looking Statements

    This press release contains statements that are forward looking, including statements relating to anticipated 2003 full year consolidated revenues and the seasonality in quarterly revenues; cost reductions from business consolidation, restructuring and productivity programs together with their associated improvements; and the Company's focus on generating cash and reducing total debt. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates. Additional risk factors are described in the Company's filings with the SEC. The Company does not undertake an obligation to update its forward-looking statements to reflect future events.


Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
----------------------------------------------------------------------
                                                   Unaudited
                                          ----------------------------
                                                             Nine
                                               Quarter       Months
                                               Ended         Ended
                                               September   September
                                                30,           30,
(In millions, except per share data)        2003   2002   2003   2002
----------------------------------------------------------------------
Net sales                                 $212.8 $201.0 $675.5 $644.3
Cost of sales                              173.2  163.7  542.3  522.6
----------------------------------------------------------------------

 Gross margin                               39.6   37.3  133.2  121.7

Selling, general and administrative
 expenses                                   22.9   18.5   70.5   62.1
Research and technology expenses             4.6    3.8   13.2   11.0
Business consolidation and restructuring
 expenses                                    1.0   (0.1)   2.4    0.7
----------------------------------------------------------------------

 Operating income                           11.1   15.1   47.1   47.9

Interest expense                           (13.5) (15.5) (41.1) (48.4)
Other income (expense), net                  0.4    0.5   (0.4)  10.3
----------------------------------------------------------------------

 Income (loss) before income taxes          (2.0)   0.1    5.6    9.8
Provision for income taxes                   0.7    3.2    5.9    8.8
----------------------------------------------------------------------

 Income (loss) before equity in losses      (2.7)  (3.1)  (0.3)   1.0
Equity in losses of and write-down of an
   investment in affiliated companies       (0.3)  (0.5)  (1.1)  (8.5)
----------------------------------------------------------------------

 Net loss                                   (3.0)  (3.6)  (1.4)  (7.5)
Deemed preferred dividends and accretion    (3.1)     -   (6.6)     -
----------------------------------------------------------------------

Net loss available to common shareholders $ (6.1)$ (3.6)$ (8.0)$ (7.5)
----------------------------------------------------------------------
----------------------------------------------------------------------
Net loss per common share:
 Basic                                    $(0.16)$(0.09)$(0.21)$(0.19)
 Diluted                                  $(0.16)$(0.09)$(0.21)$(0.19)

Weighted-average common shares
outstanding(a):
 Basic                                      38.7   38.4   38.6   38.4
 Diluted                                    38.7   38.4   38.6   38.4
----------------------------------------------------------------------
----------------------------------------------------------------------
   (a) The Company's convertible subordinated notes, due 2003 and convertible subordinated debentures, due 2011, and all stock options were excluded from the computations of diluted net loss per common share for the quarters and nine months ended September 30, 2003 and 2002, as they were antidilutive. The convertible subordinated notes, due 2003, were repaid in full in March 2003. In addition, the Company's mandatorily redeemable convertible preferred stock issued on March 19, 2003 was excluded from the quarter and nine months ended September 30, 2003 computations of diluted net loss per common share, as it was antidilutive.



Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
----------------------------------------------------------------------
                                                     Unaudited
                                             -------------------------
                                             September   June December
(In millions, except per share data)            30,       30,    31,
                                               2003      2003   2002
----------------------------------------------------------------------
Assets
Current assets:
 Cash and cash equivalents                    $  28.9 $  29.9 $   8.2
 Accounts receivable, net                       132.4   146.3   117.3
 Inventories, net                               121.2   126.2   113.6
 Prepaid expenses and other assets               13.9    14.2     9.2
----------------------------------------------------------------------
 Total current assets                           296.4   316.6   248.3

Property, plant and equipment                   662.7   658.2   642.8
Less accumulated depreciation                  (370.8) (359.6) (333.4)
----------------------------------------------------------------------
 Net property, plant and equipment              291.9   298.6   309.4

Goodwill, net                                    75.5    75.4    74.4
Investments in affiliated companies               8.7    32.0    34.0
Other assets                                     43.3    45.1    42.0
----------------------------------------------------------------------

Total assets                                  $ 715.8 $ 767.7 $ 708.1
----------------------------------------------------------------------
----------------------------------------------------------------------

Liabilities and Stockholders' Equity
 (Deficit)
Current liabilities:
 Notes payable and current maturities of
  capital lease obligations                   $   2.7 $   9.0 $ 621.7
 Accounts payable                                65.7    72.6    54.9
 Accrued liabilities                             96.0   100.0   102.5
----------------------------------------------------------------------
 Total current liabilities                      164.4   181.6   779.1

Long-term notes payable and capital lease
 obligations                                    484.6   517.8       -
Other non-current liabilities                    59.2    59.8    56.4
----------------------------------------------------------------------
Total liabilities                               708.2   759.2   835.5

Mandatorily redeemable convertible preferred
 stock, 0.125 shares
   of series A and 0.125 shares of series B
    authorized, issued and
   outstanding at September 30, 2003 and June
    30, 2003                                    103.0    99.9       -

Stockholders' equity (deficit):
Preferred stock, no par value, 20.0 shares of
 stock authorized,
 no shares issued or outstanding                    -       -       -
Common stock, $0.01 par value, 200.0 shares
 of stock authorized,
   and 40.0 shares issued and outstanding at
    September 30, 2003 and
   39.9 share issued and outstanding at June
    30, 2003; and 100.0 shares
   of stock authorized, and 39.8 shares
    issued and outstanding at
   December 31, 2002                              0.4     0.4     0.4
Additional paid-in capital                      306.3   309.0   288.2
Accumulated deficit                            (382.9) (379.9) (381.5)
Accumulated other comprehensive loss             (5.7)   (7.4)  (21.2)
----------------------------------------------------------------------
                                                (81.9)  (77.9) (114.1)
Less - Treasury stock, at cost, 1.3 shares at
 September 30, 2003
   and at December 31, 2002                     (13.5)  (13.5)  (13.3)
----------------------------------------------------------------------
Total stockholders' equity (deficit)            (95.4)  (91.4) (127.4)
----------------------------------------------------------------------
Total liabilities and stockholders' equity
 (deficit)                                    $ 715.8 $ 767.7 $ 708.1
----------------------------------------------------------------------
----------------------------------------------------------------------

Total debt, net of cash                       $ 458.4 $ 496.9 $ 613.5
----------------------------------------------------------------------
----------------------------------------------------------------------



Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
----------------------------------------------------------------------
                                                  Unaudited
                                       -------------------------------
                                                          Nine Months
                                          Quarter Ended      Ended
                                          September 30,  September 30,
(In millions)                             2003   2002     2003   2002
----------------------------------------------------------------------

Cash flows from operating activities
 Net loss                              $  (3.0)$ (3.6) $  (1.4)$ (7.5)
 Reconciliation to net cash provided
  by operating activities:
  Depreciation                            12.3   11.6     37.7   35.1
  Amortization of debt discount and
   deferred financing costs                0.8    0.9      2.6    2.9
  Deferred income taxes                   (1.7)   1.2     (0.5)   1.3
  Business consolidation and
   restructuring expenses                  1.0   (0.1)     2.4    0.7
  Business consolidation and
   restructuring payments                 (1.8)  (4.7)    (7.3) (19.5)
  Equity in losses of and write-down
   of an investment in affiliated
    companies                              0.3    0.5      1.1    8.5
  Working capital changes and other        8.9    3.9     (7.4)  13.9
----------------------------------------------------------------------
 Net cash provided by operating
  activities                              16.8    9.7     27.2   35.4
----------------------------------------------------------------------

Cash flows from investing activities
 Capital expenditures                     (5.5)  (3.3)   (12.5)  (8.5)
 Proceeds from sale of an ownership
  interest in an affiliated company       23.0   10.0     23.0   10.0
 Proceeds from sale of other assets        2.7    0.3      5.7    1.2
 Dividends from affiliated companies         -    0.4      1.0    0.8
 Other                                       -      -        -   (0.5)
----------------------------------------------------------------------
 Net cash provided by investing
  activities                              20.2    7.4     17.2    3.0
----------------------------------------------------------------------

Cash flows from financing activities
 Proceeds from (repayments of) senior
  secured credit facilities, net          (1.1)     -      7.1      -
 Repayments of capital lease
  obligations and other debt, net        (38.1)  (2.4)   (38.5)  (6.8)
 Proceeds from issuance of 9-7/8%
  senior secured notes,
   net of discount                           -      -    123.7      -
 Repayments of senior credit facility,
  net                                        -   (2.6)  (179.7) (28.6)
 Redemption of 7% convertible
  subordinated notes                         -      -    (46.9)     -
 Proceeds from issuance of mandatorily
  redeemable
   convertible preferred stock               -      -    125.0      -
 Issuance costs related to debt and
  equity offerings                           -      -    (14.1)     -
 Activity under stock plans                0.1    0.1      0.2    0.2
----------------------------------------------------------------------
 Net cash used for financing activities  (39.1)  (4.9)   (23.2) (35.2)
                                       -------------------------------
Effect of exchange rate changes on cash
 and cash equivalents                      1.1    0.1     (0.5)   1.4
----------------------------------------------------------------------
Net increase (decrease) in cash and
 cash equivalents                         (1.0)  12.3     20.7    4.6
Cash and cash equivalents at beginning
 of period                                29.9    3.9      8.2   11.6
----------------------------------------------------------------------
Cash and cash equivalents at end of
 period                                $  28.9 $ 16.2  $  28.9 $ 16.2
----------------------------------------------------------------------
----------------------------------------------------------------------
Supplemental Data:
  Cash interest paid                   $  18.6 $ 24.4  $  44.4 $ 54.9
  Cash taxes paid, net of refunds      $   2.7 $  3.8  $   8.3 $  3.3
----------------------------------------------------------------------
----------------------------------------------------------------------



Hexcel Corporation and Subsidiaries                            Table A
Net Sales to Third-Party Customers by Product Group and Market Segment
----------------------------------------------------------------------
                                           Unaudited
                          --------------------------------------------
                   Commercial              Space &
(In millions)      Aerospace  Industrial   Defense Electronics  Total
----------------------------------------------------------------------

Third Quarter 2003
 Net Sales
Reinforcements         $ 11.8       $29.5    $   -       $12.3 $ 53.6
Composites               63.1        34.4     42.0           -  139.5
Structures               16.7           -      3.0           -   19.7
----------------------------------------------------------------------
Total                  $ 91.6       $63.9    $45.0       $12.3 $212.8
                           43%         30%      21%          6%   100%
----------------------------------------------------------------------

Second Quarter 2003
 Net Sales
Reinforcements         $ 13.3       $34.4    $   -       $13.5 $ 61.2
Composites               72.3        37.0     44.9           -  154.2
Structures               15.8           -      2.9           -   18.7
----------------------------------------------------------------------
Total                  $101.4       $71.4    $47.8       $13.5 $234.1
                           43%         31%      20%          6%   100%
----------------------------------------------------------------------

Third Quarter 2002
 Net Sales
Reinforcements         $ 11.5       $23.8    $   -       $14.2 $ 49.5
Composites               58.5        37.7     32.3           -  128.5
Structures               19.0           -      4.0           -   23.0
----------------------------------------------------------------------
Total                  $ 89.0       $61.5    $36.3       $14.2 $201.0
                           44%         31%      18%          7%   100%
----------------------------------------------------------------------
----------------------------------------------------------------------



Hexcel Corporation and Subsidiaries                            Table B
Segment Data
----------------------------------------------------------------------
                                         Unaudited
                      ------------------------------------------------
                                                        Corporate
(In millions)     Reinforcements  Composites Structures & Other  Total
                                                           (a)
----------------------------------------------------------------------

Third Quarter 2003
----------------------------------------------------------------------
  Net sales to
   external
    customers        $ 53.6         $139.5     $19.7    $   -  $212.8
  Intersegment
    sales              19.2            2.3         -        -    21.5
----------------------------------------------------------------------
    Total sales        72.8          141.8      19.7        -   234.3

  Operating income
   (loss)               2.6           14.0       0.4     (5.9)   11.1
  Depreciation          3.6            8.2       0.5        -    12.3
Business
 consolidation and
   restructuring
    expenses            0.8            0.2         -        -     1.0
  Capital
   expenditures         1.7            3.8         -        -     5.5
----------------------------------------------------------------------

Second Quarter
 2003
----------------------------------------------------------------------
  Net sales to
   external
    customers        $ 61.2         $154.2     $18.7    $   -  $234.1
  Intersegment
   sales               21.2            4.0         -        -    25.2
----------------------------------------------------------------------
    Total sales        82.4          158.2      18.7        -   259.3

  Operating income
  (loss)                5.7           20.2      (0.2)    (6.9)   18.8
  Depreciation          4.1            8.3       0.5        -    12.9
Business
 consolidation and
   restructuring
    expenses            0.1            0.5       0.1        -     0.7
  Capital
   expenditures         1.4            3.2       0.1        -     4.7
----------------------------------------------------------------------

Third Quarter 2002
----------------------------------------------------------------------
  Net sales to
   external
    customers        $ 49.5         $128.5     $23.0    $   -  $201.0
  Intersegment
   sales               16.6            4.2         -        -    20.8
----------------------------------------------------------------------
    Total sales        66.1          132.7      23.0        -   221.8

  Operating income
  (loss)                5.1           16.0      (0.8)    (5.2)   15.1
  Depreciation          3.7            7.2       0.6      0.1    11.6
Business
 consolidation and
   restructuring
    expenses           (0.5)           0.2       0.2        -    (0.1)
  Capital
    expenditures        0.8            2.4       0.1        -     3.3
----------------------------------------------------------------------
----------------------------------------------------------------------
   (a) The Company does not allocate corporate expenses to its business segments.



Hexcel Corporation and Subsidiaries                            Table C
Schedule of Interest Expense
----------------------------------------------------------------------
                                                     Unaudited
                                             -------------------------
                                                          Nine Months
                                           Quarter           Ended
                                            Ended          September
                                        September 30,          30,
(In millions)                           2003    2002      2003    2002
----------------------------------------------------------------------

Interest on debt instruments            $12.3  $14.0     $37.2  $42.2
Banking, commitment and other
 fees                                     0.4    0.5       1.3    3.2
Amortization of financing costs
 and discounts (non-cash)                 0.8    1.0       2.6    3.0
----------------------------------------------------------------------
Interest Expense                        $13.5  $15.5     $41.1  $48.4
----------------------------------------------------------------------
----------------------------------------------------------------------


Hexcel Corporation and Subsidiaries                            Table D
Schedule of Other Income (Expense)
----------------------------------------------------------------------
                                                      Unaudited
                                               -----------------------
                                                Quarter   Nine Months
                                                  Ended       Ended
                                               September   September
                                                   30,         30,
(In millions)                                  2003 2002   2003  2002
----------------------------------------------------------------------

Gain on sale of assets                         $0.4 $  -  $ 2.2 $   -
Gain on expiration of contingent liability        -    -    1.4     -
Gain (loss) on early retirement of debt, net      -  0.5   (4.0)  0.5
Litigation gain                                   -    -      -   9.8
----------------------------------------------------------------------
Other Income (Expense), net                    $0.4 $0.5  $(0.4)$10.3
----------------------------------------------------------------------
----------------------------------------------------------------------



Hexcel Corporation and Subsidiaries                            Table E
Schedule of Net Debt
----------------------------------------------------------------------
                                                     Unaudited
                                             -------------------------
                                  September      June         December
(In millions)                       30,          30,            31,
                                    2003         2003           2002
----------------------------------------------------------------------
Senior Secured Credit Facility,
 due 2008                         $   7.1     $   8.2        $     -
Senior Credit Facility, due 2005                    -       -   179.7
European credit and overdraft
 facilities                           2.4         2.6             0.2
9.875% Senior secured notes, due
 2008, net of unamortized
  discount of $1.2 as of
   September 30, and June 30,
    2003                            123.8       123.8               -
9.75% Senior subordinated notes,
 due 2009, net of unamortized
  discount of $1.0 as of
   September 30, 2003, $1.1 as
    of June 30, 2003, and $1.2
     as of December 31, 2002        329.0       338.9           338.8
7.0% Convertible subordinated
 notes, due 2003                        -           -            46.9
7.0% Convertible subordinated
 debentures, due 2011                21.0        22.7            22.7
----------------------------------------------------------------------
Total notes payable                 483.3       496.2           588.3
Capital lease obligations             4.0        30.6            33.4
----------------------------------------------------------------------
Total notes payable and capital
 lease obligations                $ 487.3     $ 526.8         $ 621.7
----------------------------------------------------------------------

Cash and cash equivalents            28.9        29.9             8.2
----------------------------------------------------------------------
Net Debt                          $ 458.4     $ 496.9         $ 613.5
----------------------------------------------------------------------
----------------------------------------------------------------------

    CONTACT: Hexcel Corporation
             Investors:
             Stephen C. Forsyth, 203-969-0666 ext. 425 stephen.forsyth@hexcel.com
             Media:
             Michael Bacal, 203-969-0666 ext. 426
             michael.bacal@hexcel.com